Exhibit 99.4

Management’s Report on Yamaha Motor Corporation, U.S.A.’s Compliance with
Specified Minimum Servicing Standards

Management of Yamaha Motor Corporation, U.S.A. is responsible for the specified minimum servicing standards identified in Exhibit A (“the specified minimum servicing standards”) under the requirements of Article III, Article IV and Section 8.8 of the Amended and Restated Master Pooling and Servicing Agreement dated as of May 1, 1999 (as amended, the “Pooling and Servicing Agreement”) and the related Supplements to the Pooling and Servicing Agreement, among Yamaha Motor Corporation, U.S.A., Yamaha Motor Receivables Corporation (the “Transferor”) and JPMorgan Chase Bank N.A., as trustee.

Management has performed an evaluation of Yamaha Motor Corporation, U.S.A.’s compliance with the specified minimum servicing standards for the period from April 1, 2004 through December 31, 2004.   Based upon this evaluation, management believes that Yamaha Motor Corporation, U.S.A., has complied, in all material respects, with the specified minimum servicing standards for the period from April 1, 2004 through December 31, 2004, except as described below.

The specified minimum servicing standards require Yamaha to deposit on a periodic basis as specified in Exhibit 111(b) & (c) , however we determined that during the Controlled Accumulation Period and the Rapid Accumulation Period for the Series 1999-1 Certificates (the “1999 Certificates”) certain amounts that should have been deposited in the related Principal Funding Account on a periodic basis were instead deposited in the Collection Account on the Class A and Class B Expected Final Payment Dates for the 1999 Certificates.  The 1999 Certificates were paid in full on the Expected Final Payment Dates prior to such discovery.  We believe the deposit of such amounts in the Collection Account in full on the Class A and Class B Expected Final Payment Dates does not result in any change to present or future amounts owed or owing to Certificateholders and is not expected to have a material effect on any party to the transaction.

/S/ Takuya Watanabe
Senior Vice President & Secretary/Treasurer
February 28, 2005

/S/ Russell Jura
Senior Vice President
February 28, 2005

EXHIBIT A
TO MANAGEMENT’S REPORT

YAMAHA MOTOR CORPORATION, U.S.A.

Specified Minimum Servicing Standards relating to the Yamaha Motor Master Trust

Management Yamaha identified the following minimum servicing standards which, in management's opinion, satisfy the servicing requirements under Article III, Article IV and Section 8.8 of the Amended and Restated Master Pooling and Servicing Agreement dated as of May 1, 1994 and the related supplements to the Pooling and Servicing Agreement, among Yamaha Motor Corporation, U.S.A., Yamaha Motor Receivable Corporation and JPMorgan Chase Bank, N.A.

I.              Servicing Agreement and Floorplan Financing Guidelines

                A.                                   Yamaha Motor Corporation, U.S.A. (“Yamaha”) shall ensure that GE Commercial Distribution Finance Corporation (“GECDF”) has furnished an Annual Subservicer Certificate under the Servicing Agreement, dated as of March 1, 1994, between Yamaha and GECDF (as amended, the “Servicing Agreement”) throughout such period.

                B.                                     Yamaha shall adjust downward the amount of any receivable only in accordance with the Floorplan Financing Guidelines and the Amended and Restated Master Pooling and Servicing Agreement, dated as of May 1, 1999 (as amended, the “Pooling and Servicing Agreement”), among Yamaha, as servicer, Yamaha Motor Receivables Corporation, as transferor, and JPMorgan Chase Bank N.A., as trustee.

II.            Bank Accounts

                A.                                   Each of the Collection Account, the Special Funding Account, any Capitalized Interest Account, any Principal Funding Account, and any Servicer Cash Collateral Account (collectively, the “Required Accounts”) shall:

                                                                i.                                          be either (a) a segregated account at an eligible institution or (b) a segregated trust account with the corporate trust department  and shall have a credit rating from S&P and Moodys in one of its generic credit rating categories which signifies investment grade;

                                                                ii.                                       be established for the benefit of the certificateholders and maintained in the name of the trustee, on behalf of the certificateholders;

                                                                iii.                                    maintain a balance as required in the Pooling and Servicing Agreement and the related series supplement; and

                                                                iv.                                   if required by the Pooling and Servicing Agreement deposit all amounts paid by the dealers under the Floorplan Financing Agreements into the Collection Account.

                B.                                     Reconciliations shall be prepared on a monthly basis for each Required Account.  These reconciliations shall:

                                                                i.                                          be mathematically accurate;

                                                                ii.                                       be prepared within fifteen (15) calendar days after the close of the month;

                                                                iii.                                    be reviewed and approved by someone other than the person who prepared the reconciliation; and

iv.                                   provide explanations for reconciling items which shall be resolved within sixty (60) calendar days of identification.

III.           Allocation and Application of Collections and Disbursements

                Yamaha shall allocate and apply Collections in accordance with the Pooling and Servicing Agreement and the series supplements. To the extent required by the Pooling and Servicing Agreement and the series supplements:

A.                                   Monthly, shall deposit the amount reported as Interest Paid on the Servicer Certificate, into the Collection Account.

B.                                     During the Controlled Accumulation Period for a series the Servicer shall deposit collections into the related Principal Funding Account no later than two (2) Business Days following the date of processing until the sum of all such deposits equals the Controlled Deposit Amount.

C.                                     During the Rapid Accumulation Period for a series the Servicer shall deposit collections into the related Principal Funding Account no later than two (2) Business Days following the date of processing until the sum of all such deposits equals the Rapid Deposit Amount.

D.                                    Disbursements shall be made in accordance with the Pooling and Servicing Agreement and related series supplements.

E.                                      Disbursements made via wire transfer shall be made only by authorized personnel.

F.                                      Amounts remitted to investors shall agree with the amounts reported in the applicable monthly servicer’s report.

G.                                     Monthly shall calculate the servicer fee in accordance with the Pooling and Servicing Agreement and the series supplements.

IV.           Fidelity Bond for Subservicer

                If Yamaha delegates its servicing responsibilities to any person other than GECDF, a fidelity bond and errors and omissions policy shall be in effect on such person in accordance with the Pooling and Servicing Agreement.

V.            Reports and Records for the Trustee

                A.                                   Yamaha shall prepare and timely deliver monthly servicer reports providing the information required by Section 3.4(c) of the Pooling and Servicing Agreement.  Such reports shall:

i.                                          be reviewed and signed by authorized personnel;

ii.                                       be mathematically correct.

                B.                                     If deposits of Collections are required to be made daily, Yamaha shall prepare a daily report of the aggregate amount of Collections processed by Yamaha on the immediately preceding business day.  Such reports, if any, shall be reviewed and signed by authorized personnel.